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CUSIP No. 228769105               13G                Page   1   of   12   Pages
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                                                     ---------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                                  CRUCELL N.V.
                                ----------------
                                (Name of Issuer)

                          American Depositary Receipts
                         ------------------------------
                         (Title of Class of Securities)

                                    228769105
                                 --------------
                                 (CUSIP Number)

             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 228769105               13G                Page   2   of   12   Pages
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--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Fund II, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,129,578 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,129,578 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,129,578 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


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CUSIP No. 228769105               13G                Page   3   of   12   Pages
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--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Associates II, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,129,578 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,129,578 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,129,578 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------




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--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Europe Fund B.V.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,129,578 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,129,578 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,129,578 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        CO

--------------------------------------------------------------------------------





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--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas InvesteringsGroep N.V.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,129,578 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,129,578 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,129,578 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        CO

--------------------------------------------------------------------------------







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--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture B.V.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,129,578 shares
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,129,578 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,129,578 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

        CO

--------------------------------------------------------------------------------





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CUSIP No. 228769105               13G                Page   7   of   12   Pages
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                                  Schedule 13G

Item 1(a).        Name of Issuer:  Crucell N.V.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  Archimedesweg 4, 2333 CN Leiden, The Netherlands.

Item 2(a).        Names of Persons Filing:  Atlas Venture Fund II, L.P., Atlas
                  -----------------------
                  Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V and Atlas Venture B.V.

                  Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Atlas InvesteringsGroep N.V. is the owner of 95% of the shares of Atlas Venture Europe Fund B.V.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------
                  The address of the principal business office of Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. is Atlas Venture, 890 Winter Street, Suite 320, Waltham, Massachusetts 02451. The address of the principal business office of Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V. and Atlas Venture B.V. is Atlas InvesteringsGroep N.V., Bachlaan 37, 1217 BV Hilversum, The Netherlands.

Item 2(c).        Citizenship:  Atlas Venture Fund II, L.P. and Atlas Venture
                  -----------
                  Associates II, L.P. is each a limited partnership organized under the laws of the State of Delaware. Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., and Atlas Venture B.V. is each a corporation organized under the laws of The Netherlands.

Item 2(d).        Title of Class of Securities:  American Depositary Receipts.
                  ----------------------------

Item 2(e).        CUSIP Number:  228769105.
                  ------------

Item 3.           If this statement is filed pursuant to Rules 13d-1(b), or
                  ---------------------------------------------------------
                  13d-2(b) or (c), check whether the person filing is a:
                  -----------------------------------------------------

                  Not Applicable.

Item 4.           Ownership.
                  ---------

           (a)    Amount Beneficially Owned:

                  Each of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V. and Atlas Venture B.V. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 3,129,578 shares of Common Stock as of December 31, 2002.

                  As of December 31, 2002, Atlas Venture Fund II, L.P. is the record owner of 822,343 shares of Common Stock, Atlas InvesteringsGroep N.V. is the record owner of 634,386 shares of Common Stock, Atlas Venture Europe Fund B.V. is the record owner of 1,661,599 shares of Common Stock, and Atlas Venture B.V. is the record owner of an option to purchase 11,250 shares of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to



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CUSIP No. 228769105               13G                Page   8   of   12   Pages
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                  own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 3,129,578 shares of Common Stock.

         (b) Percent of Class:

                  Atlas Venture Fund II, L.P.                    8.9%
                  Atlas Venture Associates II, L.P.              8.9%
                  Atlas Venture Europe Fund B.V.                 8.9%
                  Atlas InvesteringsGroep N.V.                   8.9%
                  Atlas Venture B.V.                             8.9%

         The foregoing percentages are calculated based on the 35,329,438 shares of Common Stock reported to be outstanding in a Form 20-F for Crucell N.V., dated June 13, 2002, as adjusted pursuant to Rule 13d-3(d)(1).

         (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        0 shares as to each reporting person

                  (ii)  shared power to vote or to direct the vote:

                        Atlas Venture Fund II, L.P.             3,129,578 shares
                        Atlas Venture Associates II, L.P.       3,129,578 shares
                        Atlas Venture Europe Fund B.V.          3,129,578 shares
                        Atlas InvesteringsGroep N.V.            3,129,578 shares
                        Atlas Venture B.V.                      3,129,578 shares

                  (iii) sole power to dispose or to direct the disposition of:

                        0 shares as to each reporting person

                  (iv)  shared power to dispose or to direct the disposition of:

                        Atlas Venture Fund II, L.P.             3,129,578 shares
                        Atlas Venture Associates II, L.P.       3,129,578 shares
                        Atlas Venture Europe Fund B.V.          3,129,578 shares
                        Atlas InvesteringsGroep N.V.            3,129,578 shares
                        Atlas Venture B.V.                      3,129,578 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Crucell N.V., except in the case of
         (i) Atlas Venture Fund II, L.P. for the 822,343 shares which it holds of record, (ii) Atlas InvesteringsGroep N.V. for the 634,386 shares which it holds of record, (iii) Atlas Venture Europe Fund B.V. for the 1,661,599 shares which it holds of record, and (iv) Atlas Venture B.V. for the option to purchase 11,250 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                  Not Applicable.

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Item 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  ------

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company.
                  -------

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                  Not Applicable.

Item 10.          Certifications.
                  --------------

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

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                                   Signatures
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February  25, 2003
ATLAS VENTURE FUND II, L.P.                     ATLAS VENTURE EUROPE FUND B.V.

By: Atlas Venture Associates II, L.P.           By: Atlas InvesteringsGroep N.V.

      By:            *                                 By:         *
         --------------------------                       ----------------------
         Christopher J. Spray                             Hans Bosman
         General Partner                                  Managing Director

ATLAS VENTURE ASSOCIATES II, L.P.

By:                  *
   --------------------------------
   Christopher J. Spray
   General Partner

ATLAS VENTURE B.V.                              ATLAS INVESTERINGSGROEP N.V.

By:                  *                          By:                *
   --------------------------------                -----------------------------
   Hans Bosman                                     Hans Bosman
   Managing Director                               Managing Director


   The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibits 2.1 and 2.2.

   /s/Jeanne Larkin Henry
   ----------------------
   Jeanne Larkin Henry
   Attorney-in-fact

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                                INDEX TO EXHIBITS
                                -----------------

    Exhibit
     Number       Description                                            Page
     ------       -----------                                            ----

       1          Agreement pursuant to Rule 13d-1(k)(1)                 12

      2.1         Power of Attorney (1)

      2.2         Power of Attorney (2)

--------------------------------------------------------------------------------

(1) Incorporated by reference to Schedule 13G for Crucell N.V., filed with the SEC on February 14, 2001 by Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P. Atlas Venture Europe Fund B.V. and Atlas InvsteringsGroep N.V.

(2) Incorporated by reference to Schedule 13G for Crucell N.V., filed with the SEC on February 13, 2002 by Atlas Venture B.V.

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CUSIP No. 228769105               13G                Page   12   of   12   Pages
                                                           -----    ------



                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT
                                    ---------

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Crucell N.V.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 25 day of February, 2003.

ATLAS VENTURE FUND II, L.P.                     ATLAS VENTURE EUROPE FUND B.V.

By: Atlas Venture Associates II, L.P.           By: Atlas InvesteringsGroep N.V.

         By:      *                                   By:          *
            -----------------------------                -----------------------
            Christopher J. Spray                         Hans Bosman
            General Partner                              Managing Director

ATLAS VENTURE ASSOCIATES II, L.P.

By:               *
   --------------------------------------
   Christopher J. Spray
   General Partner

ATLAS VENTURE B.V.                              ATLAS INVESTERINGSGROEP N.V.

By:               *                             By:                *
   ---------------------------------------         -----------------------------
   Hans Bosman                                     Hans Bosman
   Managing Director                               Managing Director


* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.1 and 2.2.

    /s/Jeanne Larkin Henry
    ----------------------
    Jeanne Larkin Henry
    Attorney-in-fact